    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1996.
                                                       REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                   -----------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                               36-3973627
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)


                            3350 NORTH KEDZIE AVENUE
                         CHICAGO, ILLINOIS  60618-5722
                                 (312) 478-2323

   (ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                   -----------------------------------------
                                  YEHUDA TZUR
                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                            3350 NORTH KEDZIE AVENUE
                         CHICAGO, ILLINOIS  60618-5722
                                 (312) 478-2323

     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:
                          MITCHELL D. GOLDSMITH, ESQ.
                         SHEFSKY FROELICH & DEVINE LTD.
                     444 NORTH MICHIGAN AVENUE, SUITE 2500
                            CHICAGO, ILLINOIS  60611
                                 (312) 527-4000
                   -----------------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT HAS BECOME EFFECTIVE.
                   -----------------------------------------


           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities, Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / _________

           If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
      / / _________

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED            SHARE                 PRICE               REGISTRATION FEE
COMMON STOCK, $.01 PAR VALUE       223,500(1)          $10.25(2)            $2,290,875(2)               $789.96


(1)  TO BE SOLD BY THE SELLING SHAREHOLDERS.
(2) ESTIMATED ON THE BASIS OF THE AVERAGE OF THE BID AND ASKED PRICES ON JULY 11, 1996 ON THE NASDAQ SMALLCAP MARKET OF THE COMMON STOCK PURSUANT TO RULE 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS REFERENCE SHEET



NUMBER    FORM S-3 CAPTION                                LOCATION IN REGISTRATION STATEMENT
- ------    ----------------                                ----------------------------------

1.        Forepart of the Registration Statement and      Facing page of registration statement;
          Outside Front Cover Page of Prospectus          cross reference sheet; and outside front
                                                          cover page of prospectus

2.        Inside Front and Outside Back Cover Pages of    Inside front and outside back cover
          Prospectus                                      pages of prospectus

3.        Summary Information, Risk Factors and           The Company; and Risk Factors
          Ratio of Earnings to Fixed Charges

4.        Use of Proceeds                                 Use of Proceeds; and Selling Stockholders

5.        Determination of Offering Price                 Front cover page of prospectus

6.        Dilution                                        Not applicable

7.        Selling Security Holders                        Selling Stockholder

8.        Plan of Distribution                            Plan of Distribution

9.        Description of Securities to be Registered      Description of Securities

10.       Interest of Named Experts and Counsel           Legal Matters; Experts

11.       Material Changes                                The Company

12.       Incorporation of Certain Information by
          Reference                                       Documents Incorporated by Reference

13.       Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities  Part II - Undertakings

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED JULY 29, 1996

PRELIMINARY PROSPECTUS

                                 223,500 SHARES



                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                                  COMMON STOCK
                          ($0.01 PER VALUE PER SHARE)

     This Prospectus relates to public offering of up to 223,500 shares (the "Shares") of Common Stock, par value $.01 (the "Common Stock"), of Universal Automotive Industries, Inc. (the "Company"). All of the Shares offered hereby may be sold from time to time by the selling stockholders described herein (each a "Selling Stockholder," collectively the "Selling Stockholders").

     The Common Stock is included for quotation on the Nasdaq SmallCap Market under the symbol UVSL and is listed for trading on the Chicago Stock Exchange under the symbol UVS. On July 11, 1996, the last reported bid price for the Common Stock on the Nasdaq SmallCap Market was $10.25.

     The Selling Stockholders and certain persons who purchase Common Stock from the Selling Stockholders may be deemed "Underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). The Shares may be offered by the Selling Stockholders in one or more transactions on the Nasdaq SmallCap Market, the Chicago Stock Exchange, or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders either: (i) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (e.g., in transactions with a "market maker"); or (ii) in brokerage transactions, including transactions in which the broker solicits purchasers.

     Brokers/dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Company will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part).

     PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" LOCATED ON PAGE 6.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                 The date of this Prospectus is July ___, 1996.

                             AVAILABLE INFORMATION

The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock and Public Warrants are included for quotation on the Nasdaq SmallCap Market and listed on The Chicago Stock Exchange and these reports, proxy statements and other information concerning the Company may be inspected at the office of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006 and The Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 1995 ("Form 10-K") and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 ("Form 10-Q") and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offer made by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing these documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also deemed to be incorporated by reference herein) modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     All INFORMATION APPEARING IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY THE INFORMATION AND FINANCIAL STATEMENTS (INCLUDING NOTES THERETO) APPEARING IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM THE COMPANY. REQUESTS SHOULD BE DIRECTED TO KATHRYN MARSIK, UNIVERSAL AUTOMOTIVE INDUSTRIES, INC., 3350 NORTH KEDZIE AVENUE, CHICAGO, ILLINOIS 60618-5722 (TELEPHONE 312-478-2323).

                                  THE COMPANY

     Universal Automotive Industries, Inc. (the "Company") is a distributor and manufacturer of brake rotors and other brake parts which it markets under its private label, "UBP Universal Brake Parts." The Company also distributes through its "Universal Automotive" division a wide variety of automotive aftermarket replacement parts for domestic and imported cars, vans and light trucks.

     The Company commenced operations in 1981 as a warehouse distributor of automotive aftermarket replacement parts, maintenance items and accessories to jobbers, located in and around Chicago, Illinois. The Company currently stocks more than 40,000 stock keeping units ("SKUs") and distributes these products, including automotive "hard parts" such as brake rotors and drums, spark plugs and wiper blades, maintenance products such as oil and antifreeze fluids, and accessories such as floor mats and antennas to more than 300 jobbers generally located within a 100-mile radius of Chicago, Illinois. The jobbers sell automotive products to independent mechanics and "do-it-yourself" ("DIY") customers. The Company also conducts a wholesale "commodities" operation from its headquarters in Chicago, Illinois, purchasing certain automotive replacement parts and maintenance items in large volume, at below market prices, and reselling such products at slightly higher prices.

     The Company believes that the fastest growing sector in the automotive aftermarket replacement parts industry is the brake parts sector. In each of the past four years, the Company has experienced a greater than 30% increase in net sales of brake rotors and other brake parts. The Company's gross margins from sales of brake rotors and other brake parts have been, and the Company believes will continue to be, substantially higher than its gross margins from sales of other automotive replacement parts, maintenance items and accessories. To take advantage of this growth and the higher gross margins, the Company has shifted its focus in the past several years to specialize in the manufacture of brake rotors and friction parts and the distribution of brake parts throughout the United States and Canada. The Company is presently negotiating the sale of its Chicago-area "Universal Automotive" warehouse distribution business, which would enable the Company to focus all of its resources and efforts on its growing brake parts manufacturing and distribution business. The Company is engaged in preliminary negotiations with several potential buyers of the Chicago-based warehouse distribution business; however, the Company has not entered into a letter of intent or any other form of agreement for the sale of such business and there can be no assurance that the Company will be able to find a suitable buyer for the warehouse distribution business or sell such business on terms acceptable to the Company.

     The Company currently markets its UBP Universal Brake Parts line to warehouse distributors, mass market retailers (e.g. Hi-Lo Auto Supply, Discount Autoparts, AutoWorks, APS, ISW), specialty, "under-the-car" distributors, and national franchise and chain installers (e.g. Meineke, Midas) located throughout the United States and Canada, principally through independent sales representatives and telemarketing. The Company has recently been named the private label brake rotor and drum supplier to the national buying groups Pronto, AAAD, and the Independent Auto Parts Association.

     Net sales of brake rotors and other brake parts account for an increasingly significant portion of the Company's total net sales and gross profits. The following table sets forth, for the three years ended December 31, 1993, 1994 and 1995, net sales attributable to brake parts and all other Company operations as a percentage of total net sales, and gross profits attributable to sales of brake parts and sales from all other Company operations as a percentage of total gross profits.

                                                    Year Ended December 31,
                              -----------------------------------------------------------------
                                    1993                     1994                    1995
                              ----------------         ----------------         ---------------
                               % OF      % OF           % OF      % OF           % OF      % OF
                              TOTAL     TOTAL          TOTAL     TOTAL          TOTAL     TOTAL
                               NET      GROSS           NET      GROSS           NET      GROSS
PRODUCTS                      SALES    PROFITS         SALES    PROFITS         SALES    PROFITS
- --------                      -----    -------         -----    -------         -----    -------
Brake Parts(1).........        46%       63%            58%       70%            64%       79%

All other operations(2)        54%       37%            42%       30%            36%       21%
                              ----      ----           ----      ----           ----      ----
Total..................       100%      100%           100%      100%           100%      100%
                              ====      ====           ====      ====           ====      ====

(1) Includes sales of brake rotors and drums, wheel cylinders and brake friction products.

(2) Includes sales of automotive hard parts, maintenance products and accessories on a warehouse distribution and wholesale basis, and for the period from October 2, 1995 through December 31, 1995, revenues from the Company's Hungarian foundry operations

     In October 1995, the Company acquired the assets of Csepel Iron Foundry Works, a producer of high quality gray iron and ductile iron casting products, located in Budapest, Hungary. The Company manufactures iron casting products at its Hungarian foundry primarily for the European automotive and machine tool industries. The foundry is not presently equipped to manufacture high volume, smaller-sized items such as brake rotors. The Company may at some time in the future upgrade the foundry to produce iron castings for brake rotors, although the Company has no present plans to make any such upgrades. All of the foundry's sales are in Europe.

     The Company's strategy is to capitalize on the increasing demand for brake rotors and other brake parts and the higher gross margins on sales of such brake parts by expanding its brake parts manufacturing operations and its specialty brake parts distribution business. The Company intends to use its increased liquidity from the net proceeds from its current private placement of Common Stock, in substantial part, to finance this expansion. The Company will seek to implement its expansion strategy by: (i) purchasing additional machinery and brake rotor patterns to increase the number of brake rotor SKUs the Company manufactures; (ii) possibly acquiring other specialty brake parts distributors; and (iii) increasing its marketing activities relative to new brake parts product lines.

     As part of the Company's strategy to expand its specialty brake parts distribution business, the Company has purchased the following brake parts distributors and manufacturers:

     (i) April 1995 - the Company purchased the brake rotor and drum inventory and customer list of the passenger car division of MHD Automotive, an Illinois-based distributor of brake parts;

     (ii) June 1995 - the Company acquired the inventory and customer list of North American Rotor, Inc., a distributor of brake drums and rotors;

     (iii) January 1996 - the Company, which owned 50% of the outstanding stock of UBP Friction, Inc., a Canadian-based specialty manufacturer of brake friction parts, acquired the remaining 50% of the outstanding capital stock of UBP Friction, Inc.;

     (iv) March 1996 - the Company acquired the brake parts inventory and customer list of MPW Brake Supply of Cambridge, Massachusetts, an aftermarket brake parts distributor on the east coast; and

     (v) June 1996 - the Company acquired the assets and goodwill of North American Friction Inc., a Canadian manufacturer of a brake friction component used in the Company's brake friction manufacturing process.

     The Company was incorporated in Delaware in January 1994 to act as a holding company for its direct and indirect subsidiaries including: (i) Universal Automotive, Inc., an Illinois corporation and the predecessor of the Company ("Universal"); (ii) UBP Canholdings, Inc., an Ontario, Canada corporation (which changed its name from 547647 Ontario Limited) which is the parent of Universal Brake Parts, Inc., an Ontario, Canada corporation (which changed its name from Aaron Automotive Industries, Inc.) (together "UBP Canholdings") and International Discus Corporation, an Ontario, Canada corporation ("IDC"); and (iii) UBP Hungary Inc., a Delaware corporation, which is the parent company of UBP-Csepel Iron Foundry Kft., a Hungarian limited liability company ("UBP Hungary"). The Company conducts all of its operations through its subsidiaries. The Company's principal executive offices are located at 3350 North Kedzie, Chicago, Illinois 60618-5722, and its telephone number is (312) 478-2323.

     Unless the context otherwise requires, the term the "Company" includes Universal Automotive Industries, Inc. and its direct and indirect subsidiaries, including its predecessor, Universal Automotive, Inc.

                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements based, among other things, upon the risk factors set forth below and elsewhere in this Prospectus. In addition to other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Shares offered hereby:

EXPANSION; POSSIBLE NEED FOR ADDITIONAL FINANCING

     The continued growth and financial performance of the Company will depend in part on the Company's ability to continue to expand its business though (i) the purchase of additional manufacturing machinery and brake rotor patterns to increase the number of brake rotor SKUs the Company manufactures, (ii) the possible acquisition of other brake parts manufacturers or distributors on favorable terms, and (iii) the successful operation of the Company's Hungarian foundry facility. While the Company regularly evaluates and discusses possible acquisitions, it has not entered into any commitment, agreement or understanding with any potential acquisition candidates, and there can be no assurance that it will be successful in locating suitable acquisition candidates or that any additional acquisitions will be consummated in the future. See "Business--Manufacturing." In addition, there can be no assurance that any operations that may be acquired can be effectively and profitably integrated into the Company. The Company's future results will be affected by its ability to manage its operations and growth effectively and to continue to obtain an adequate supply of quality brake parts on a timely and cost-effective basis to meet the growing demand for the Company's UBP Universal Brake Parts products. The Company can offer no assurance that any future expansion of its operations or acquisitions will not have an adverse effect on the Company's operating results, particularly during the periods immediately following any such expansion or acquisition. The Company will be required to seek additional financing to fund its expansion through acquisitions or the upgrade of existing facilities. The Company has no current commitments or arrangements for additional financing and there can be no assurance that additional financing will be available on acceptable terms, or at all. The Company may also issue Common Stock or other securities in connection with future acquisitions, resulting in additional dilution to existing stockholders.

COMPETITION

     The Company's markets are highly competitive. As a brake parts manufacturer and distributor, the Company competes directly with other brake parts manufacturers and distributors. As a warehouse distributor of automotive replacement parts to jobbers in the Chicago area, the Company competes directly with other local warehouse distributors and national warehouse distributors marketing products to jobbers in the Chicago-area through direct mail and catalog offerings. The Company competes indirectly with mass market retailers of automotive replacement parts that compete directly with the Company's jobber customers.

     The Company competes primarily on the basis of price, inventory availability, delivery time and service. Many of the Company's competitors in both the specialty brake parts distribution and jobber markets are larger and have greater capital and management resources than the Company. No assurance can be given that the Company will continue to compete successfully with such other competitors.

INDEBTEDNESS

     The Company has incurred significant indebtedness, to date, in connection with its operations. As of March 31, 1996 the Company's total consolidated indebtedness was approximately $13.3 million. A substantial portion of this indebtedness is secured by substantially all of the Company's assets and by a pledge of all of the outstanding capital stock of the Company's subsidiaries. As a result of such indebtedness, the Company (i) is prohibited from paying cash dividends pursuant to certain covenants and restrictions contained in the loan agreements governing such indebtedness, (ii) could be hindered in its efforts to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes, and
(iii) would be vulnerable to increases in interest rates since substantially all of the Company's borrowings are at floating rates of interest.

     The Company, pursuant to its credit agreement with NBD Bank, the Company's primary lender, agreed to satisfy certain financial covenants, including, without limitation, ratios of current assets to current liabilities, cash flow to fixed charges ratios and minimum tangible net worth. As of the date of this Prospectus, the Company was in violation of several of these financial covenants. In May 1996, NBD Bank entered into a waiver agreement with the Company whereby NBD Bank waived the events of default with respect to certain of these provisions as of and for the quarter ended March 31, 1996. However, as of the date of this Prospectus the Company is in violation of financial covenants with respect to dates subsequent to March 31, 1996. To date, the Company has not obtained a waiver from NBD Bank with respect to these violations. The Company is currently negotiating such a waiver with NBD Bank and anticipates that a waiver will be granted, but can offer no assurance thereof. Failure to obtain a waiver could result in the acceleration of the Company's indebtedness to NBD Bank which would have a material adverse effect on the Company's operations.

DEPENDENCE UPON KEY PERSONNEL

     The Company's continued success will depend to a significant degree upon the efforts and abilities of its senior management, in particular, Yehuda Tzur, Arvin Scott and Eric Goodman, its Chairman of the Board, President and Chief Executive Officer, and Executive Vice President-Canadian Operations, respectively. The loss of the services of Mr. Tzur, Mr. Scott or Mr. Goodman could have a material adverse effect on the Company. The Company has employment agreements with each of these individuals. The Company maintains, and intends to continue to maintain, key man term life insurance policies covering the life of each of Mr. Tzur, Mr. Scott and Mr. Goodman in the amount of $1,000,000, $1,000,000, and $1,300,000-CDN, respectively, the proceeds of which would be payable to the Company.

DEPENDENCE UPON SUPPLIERS

     The primary components used in the Company's brake rotor manufacturing operations are raw iron castings. Most of the raw iron castings used in the Company's manufacturing operations are produced by, and purchased from, two foundries located in Canada and Mexico. Pursuant to an agreement between the Company and the Canadian foundry, such foundry has agreed to provide the Company at least six months' notice prior to ceasing to supply raw iron castings to the Company. The Company also has a supply agreement with Rassini International, Inc. ("Rassini"), a Mexican brake parts supplier and foundry, which entitles the Company, so long as it meets specified purchase requirements, to certain volume discounts on its purchase of raw iron castings and finished brake rotors and drums. The Rassini agreement, which expires in December 2000, is terminable by the Company on 60 days notice, subject to certain penalties. The Company currently obtains the balance of its raw iron castings from approximately three foundries.

     The Company duplicates certain raw iron casting patterns used for the production of its better selling brake rotors, and places such patterns at different foundries to assure a supply of the raw iron castings produced from such patterns. Although the Company believes that it has developed good relationships with the foundries that supply the Company's raw iron castings, any of such foundries could discontinue producing such castings for the Company at any time. The Company believes that the number of foundries equipped to produce raw iron castings such as the ones used by the Company in its manufacturing operations is limited. The loss of either the Canadian or the Mexican foundry as a supplier of raw iron castings and an inability of the Company to identify new foundries for the production of raw iron castings in a timely manner could have a material adverse effect on the Company's business. In addition there can be no assurance that the foundries currently producing the Company's raw iron castings will be able to accommodate the anticipated expansion of the Company's manufacturing capabilities.

     The Hungarian foundry acquired by the Company in September 1995 produces non-rotor products for other customers. The foundry is not presently equipped to produce raw iron castings for use in the manufacture of brake rotors. The Company may in the future upgrade the foundry to enable it to produce internally certain of the raw iron castings used by the Company in the manufacture of brake rotors. The Company would need additional financing for these upgrades which the Company estimates would cost approximately $4,000,000. At present, the Company has no plans to upgrade the foundry for this purpose.
A variety of factors, including demand for non-rotor products in Europe, the desire to continue supplying existing foundry customers, and the expense of required upgrades could limit the desirability or ability of the Hungarian foundry to manufacture brake rotor castings for the Company. See "Acquisition of Hungarian Foundry."

     The Company purchases the brake part SKUs that it does not manufacture from a variety of suppliers. Currently, the Company purchases approximately 20% of its brake part inventories from suppliers located in the United States, and approximately 20%, 40% and 20% of its brake parts inventories from foreign suppliers located in the People's Republic of China, Mexico, and Canada, respectively. The Company's supply agreement with Rassini also entitles the Company to certain volume discounts on its purchase of finished brake rotors and drums.

     On March 7, 1996, a petition was filed before the United States Department of Commerce and International Trade Commission seeking the imposition of "anti-dumping" duties on certain brake drums and rotors imported from the People's Republic of China. Should any such duties be enacted, the price of finished brake rotors and drums manufactured in the People's Republic of China could substantially increase. The Company believes that it has adequate alternative sources of supply for finished brake rotors and drums from which to obtain rotors and drums previously provided by suppliers located in the People's Republic of China.

LITIGATION

     During 1995, a lawsuit was filed against the Company in the United States Bankruptcy Court by the Trustee of a bankrupt entity (the "Debtor") from and to which the Company had purchased and sold certain automotive parts in 1992 and 1993. The Trustee is seeking a total of $4.1 million in damages under two claims, the largest of which (approximately $3.7 million) concerns transfers of automotive parts by the Debtor to the Company without receiving "reasonably equivalent values." Although the Company, which is presently defending such action, believes that no significant liability will result, it can offer no assurance thereof. These legal proceedings would have a material adverse effect on the Company's business, financial condition and results of operations if judgment was entered against the Company and the Company was ordered to pay a significant portion of the damages sought.

ACQUISITION OF HUNGARIAN FOUNDRY

     In September 1995 the Company acquired the assets of Csepel Iron Foundry Works, a producer of high quality gray iron and ductile iron casting products, located in Budapest, Hungary. Csepel Iron Foundry Works has been a supplier of gray iron and ductile castings to the machine tool, transport and automotive industries in Europe for over 50 years. The Company is operating the foundry facility in its existing location and retained the existing management and manufacturing staff. The Company is in the process of renovating the foundry to improve its existing manufacturing facilities. The Company can offer no assurance that its foundry operations will be successful.

     The Company's investment in the Hungarian foundry facility involves certain special risks not usually associated with an investment in a U.S. company, including risks related to: (a) greater social, economic and political uncertainty; (b) certain restrictions on foreign investment and repatriation of capital; (c) exchange control regulations; (d) currency exchange rate fluctuations, which may increase the costs associated with conversion of the investment principal and income from one currency to another; (e) higher rates of inflation; (f) greater governmental involvement in the economy; and (g) the application of certain environmental regulations to the foundry property. The Company has been approved for insurance from the Multilateral Investment Guarantee Agency, an affiliate of the World Bank, to protect the Company against risks associated with currency transfer, expropriation and war and civil disturbances.

INSURANCE

     Although the Company currently has general liability insurance for all its operations, prior to September 1994 the Company did not have general or products liability insurance for its brake rotor manufacturing operations. The Company would be adversely affected if it should incur liability for a general or products liability claim relating to an incident which occurred prior to the time the Company obtained general and products liability coverage for its manufacturing operations. To date, no such claim has been asserted against the Company. In addition, the Company would be adversely affected by the incurrence of liability which is not covered by insurance or is in excess of policy limits.

CONTROL BY INSIDERS

     Certain executive officers of the Company and members of the Company's Board of Directors own 4,848,000 shares of the Company's issued and outstanding shares of Common Stock. Consequently, such persons control 72% of the total voting power of the Company. By virtue of such ownership, such persons, voting as a group are able to exercise control over certain Company matters, including, without limitation: (i) the election of all of the directors, (ii) increases in authorized capital stock, (iii) the dissolution or merger of the Company or the sale of the Company's assets, and (iv) discretion over the day-to-day affairs of the Company.

NO DIVIDENDS

     The Company does not currently intend to declare or pay any cash dividends on the Common Stock in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Moreover, the Company's bank lines of credit prohibit the declaration and payment of cash dividends. Prospective investors should not expect the Company to pay dividends on its Common Stock until such time, if any, that the Company is able, if at all, to obtain a release of the prohibition on the payments of dividends imposed by the terms of its credit facilities. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements, and other factors deemed relevant by the Company's Board of Directors, including the Company's contractual obligations.

EXERCISE OF WARRANTS

     The 1,495,000 Units sold by the Company in connection with its initial public offering (the "IPO") in December 1994 were comprised of one share of Common Stock and one Redeemable Common Stock Purchase Warrant (the "Warrants") entitling the holder thereof to purchase one share of Common Stock at an exercise price of $7.00 per Share, subject to certain adjustments, at any time until December 15, 1999, unless previously redeemed. In connection with the IPO, the Company issued warrants (the "Underwriter's Warrants") entitling Kensington Wells Incorporated ("Kensington") to purchase from the Company, at an exercise price per Underwriter's Warrant of $7.25, up to 130,000 Units comprised of one share of Common Stock and one Warrant. Kensington and its assignees exercised the Underwriter's Warrants and currently hold an aggregate of 130,000 Warrants, each of which entitle Kensington or its assignee to purchase one share of Common Stock at an exercise price of $11.25 per share, subject to certain adjustments, at any time until December 15, 1999, unless previously redeemed. For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market price for the Company's securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as such Warrants remain unexercised, the terms under which the Company could obtain additional capital may be adversely affected. Moreover, the holders of such Warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of its securities on terms more favorable than those provided by such Warrants.

AUTHORIZATION OF PREFERRED STOCK

     The Company's Amended and Restated Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. The possible impact on takeover attempts could adversely affect the price of the Common Stock. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will do so in the future. See "Description of Securities."

SHARES ELIGIBLE FOR FUTURE SALE

     5,005,000 shares of Common Stock currently outstanding are "restricted securities" under Rule 144 promulgated under the Securities Act and may not be resold except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption therefrom, including the exemption provided by Rule 144. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person who has owned restricted shares of Common Stock for at least two years is entitled to sell such shares subject to the volume limitations prescribed by Rule 144. Such shares, all of which are owned by officers and directors of the Company, are presently eligible for sale under Rule 144. Future sales of shares of Common Stock by such officers and directors of the Company under Rule 144 could adversely affect the market price of the Common Stock. In connection with the Company's initial public offering completed in December 1994 (the "IPO"), the Company and certain of its officers and directors, agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company (the "lock-up") before June 15, 1996, subject to certain exceptions, without the prior written consent of Kensington. In connection with a private placement of 700,000 shares of Common Stock commenced in June 1996 (the "Offering"), the Company and certain of its officers and directors agreed to extend the lock-up period to June 15, 1997, except that such officers and directors may presently offer, pledge, sell, grant any option for the sale of, or otherwise dispose of collectively (and not individually) up to an aggregate of 50,000 shares of Common Stock. The Company issued 130,000 shares to North American Friction Inc. or its designees in connection with the purchase of the assets and goodwill of North American Friction Inc. The holders of these shares have certain registration rights. The Registration Rights Agreement between the Company and North American Friction Inc. provides that, of the 130,000 shares of Common Stock issued, 10,000 shares may be sold after June 1996, an additional 10,000 shares may be sold after November 1996, an additional 10,000 shares may be sold after May 1997 and the remaining 100,000 shares may be sold after November 1997. The Company issued 39,500 shares to North American Rotor, Inc. in consideration of the termination of (i) the cash component of the Non-Compete Compensation under the Agreement of Purchase and Sale of Assets between the Company and North American Rotor, Inc., and (ii) the cash component of the Consulting Compensation provided for in the Consulting Agreement between the Company and North American Rotor, Inc. The holders of these shares have certain registration rights. The Amendment Agreement between the Company and North American Rotor, Inc. provides that, of the 39,500 shares of Common Stock issued, without the prior written consent of the Company, North American Rotor will not sell more than 5,000 of the Shares during any 30 day period subsequent to June 26, 1996. The Company also issued 54,000 shares to Mr. Jack Berger on June 24, 1996 as to which he has certain registration rights. The Stock Purchase Agreement between the Company and Mr. Berger provided that Mr. Berger will not sell any of his shares prior to June 24, 1997.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


                              SELLING STOCKHOLDERS

     An aggregate of up to 223,500 Shares may be offered by the Selling Stockholders. The following table sets forth certain information with respect to the Selling Stockholders. The Company will not receive any of the proceeds from the sale of these Shares. Based on information provided by the Selling Stockholders, the Selling Stockholders own the amount of the Company's outstanding Common Stock indicated below. Beneficial ownership after any sale of the Shares will depend on the number of Shares sold by the Selling Stockholders.


                                                                       Shares to be
                               Shares Beneficially                     Beneficially
                                   Owned Prior           Shares        Owned After
                                   to Offering        Being Offered      Offering
                              ----------------------  -------------  ------------------
Selling Stockholder             Number     Percent                    Number   Percent
- -------------------           ----------  ----------                 --------  --------
North American Friction Inc.   130,000      1.95%        130,000        -         -
340 Wildcat Road
Downsview, Ontario M3J 2N5

North American Rotor, Inc.      39,500      0.59%         39,500        -         -
6460 South Quebec Street
Building 5
Englewood, Colorado  80111

Jack Berger                     54,000      0.81%         54,000        -         -
901 West Huron
Chicago, Illinois  60622

Total                          223,500      3.35%        223,500        -         -

     The number of Shares which may actually be sold by the Selling Stockholders will be determined from time to time by each Selling Stockholder and will depend upon a number of factors, including the price of the Shares from time to time. Because the Selling Stockholders may offer all or none of the Shares that they hold and because the offering contemplated by this Prospectus is not being underwritten, no estimate can be given as to the number of Shares that will be held by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     This Prospectus, as appropriately amended or supplemented, may be used from time to time by the Selling Stockholders, or their transferees, to offer and sell the Shares in transactions in which the Selling Stockholders and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.

     The Company anticipates that resales of the Shares by the Selling Stockholders will be effected from time to time on the open market in ordinary brokerage transactions in the Nasdaq SmallCap Market ("Nasdaq Small Cap"), on which the Common Stock is included for quotation, in the over-the-counter market, or in private transactions (which may involve crosses and block transactions). The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly, through agents designated from time to time, or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Stockholders' agent in the sale of the Shares by the Selling Stockholders and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing. Any such sales may be by block trade.

     Participating broker-dealers may agree with a Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for a Selling Stockholder to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to a Selling Stockholder. In addition or alternatively, shares may be sold by a Selling Stockholder, and/or by or through the broker-dealers in special offerings, exchange distributions, or secondary distributions pursuant to and in compliance with the governing rules of the NASD, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities association may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal may thereafter resell such Shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the Nasdaq SmallCap, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

     Upon the Company's being notified by a Selling Stockholder that a particular offer to sell the Shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including (i) the number of Shares involved, (ii) the price at which the Shares were sold, (iii) any participating brokers, dealers, agents or member firm involved, (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Stockholder, (v) that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and (vi) other facts material to the transaction.

     Shares may be sold directly by a Selling Stockholder or through agents designated by a Selling Stockholder from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Stockholders and any brokers, dealers, agents, member firm or others that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Selling Stockholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

     The Company will pay substantially all the expenses incident to this offering of the Shares by the Selling Stockholders to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Stockholders comply with the applicable requirements.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue 15,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). As of the date of this Prospectus, 6,681,325 shares of Common Stock are outstanding and no shares of Preferred Stock are outstanding.

     The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws, copies of which were filed as exhibits to the Registration Statement filed in connection with the Company's IPO.

COMMON STOCK

     Holders of Common Stock are entitled to one vote on each matter submitted to a vote at a meeting of stockholders. The Common Stock does not have cumulative voting rights, which means that the holders of a majority of voting shares voting for the election of directors can elect all of the members of the Board of Directors. The Common Stock has no preemptive rights and no redemption or conversion privileges. Subject to any preferences of any outstanding Preferred Stock, the holders of the outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the Board of Directors may, from time to time, determine, and upon liquidation and dissolution are entitled to receive all assets available for distribution to the stockholders. A majority vote of shares represented at a meting at which a quorum is present is sufficient for all actions that require the vote of stockholders. All of the outstanding shares of Common Stock are fully-paid and nonassessable.

PREFERRED STOCK

     Pursuant to the Certificate of Incorporation, the Company will be authorized to issue "blank check" Preferred Stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of Common Stock and, in certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock.

WARRANTS

     Currently, there are outstanding 1,625,000 Warrants to purchase 1,625,000 shares of Common Stock. The Warrants were issued pursuant to an agreement, dated December 15, 1994 (the "Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The following discussion of the material terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which was filed as an exhibit to the Registration Statement for the Company's IPO.

     Each Warrant entitles the holder to purchase, at any time until December 15, 1999 (the "Expiration Date"), one share of Common Stock at an exercise price of $7.00 per share, subject to certain adjustments based upon anti-dilution protections. The Warrants may be exercised in whole or in part. Unless exercised, the Warrants will automatically expire on the Expiration Date, unless extended by the Company.

     The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, subdivision or combination of the Common Stock and the issuance of Common Stock or rights, options or warrants to subscribe for Common Stock at a price per share less than the exercise price of the Warrants in effect immediately prior to such issuance.

     The Company may at any time redeem the Warrants, in whole or in part, at the option of the Company, upon not less than 30 days' notice, at a price of $.20 per Warrant, provided that (i) the then current market price of the Common Stock is at least 175% of the then current exercise price of the Redeemable Warrants for 20 consecutive business days ending within 30 days of the date of the notice of redemption, and (ii) the Company is in compliance with its obligations to register under the Securities Act the shares of Common Stock issuable on exercise of the Warrants. If the Company exercises its right to redeem the Warrants, such Warrants will be exercisable until the close of
business on the date fixed for redemption in such notice.   If any Warrant
called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled to the redemption price.

     Pursuant to the Warrant Agreement, the Company, by notice to the Warrant Agent, may reduce the exercise price permanently or for such period as it may determine, or extend the expiration of the date of the Warrants. The Warrant Agent is required to send a notice of any such change to each registered holder of Warrants.

     For a holder to exercise the Warrants there must be a current registration statement in effect with the Commission and qualification with or approval from various state securities agencies with respect to the shares or other securities underlying the Warrants, or an opinion of counsel for the Company that there is an effective exemption from registration. As long as the Warrants remain outstanding and exercisable, the Company may be required to file a registration statement with the Commission and have such registration statement declared effective. There can be no assurance, however, that such registration statement can be kept current. If a registration statement covering such Common Stock is not kept current for any reason, or if the Common Stock underlying the Warrants is not registered in the state in which a holder resides, the Warrants will not be exercisable and will be deprived of any value.

     The exercise price of the Warrants underlying the Units that were issued to Kensington on its exercise of the Underwriter's Warrants is $11.20 per share. Such Warrants are identical in all other respects to the Warrants issued to the public in connection with the IPO.

LIMITATION OF DIRECTOR LIABILITY

     The Certificate of Incorporation includes a provision which eliminates the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transactions form which the director derived an improper personal benefit). This provision does not limit or eliminate the right of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.


TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company is the Transfer Agent and Registrar for the Common Stock and Warrants.


DELAWARE ANTI-TAKEOVER LAW

     Under Section 203 of the Delaware Corporation Law (the "Delaware anti-takeover law"), certain "business combinations" are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" of such corporation for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (the Company has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66_% of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined, generally, to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock.

     These provisions could delay or frustrate the removal of incumbent directors or a change of control of the Company. The provisions also could discourage, impede, or prevent a merger, tender offer or proxy contest, even is such event would be favorable to the interests of stockholders.


                                 LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby has been passed on for the Company by Shefsky Froelich & Devine Ltd., Chicago, Illinois.

                                    EXPERTS

     The financial statements of the Company as of and for the years ended December 31, 1993, 1994 and 1995 have been audited by Altschuler, Melvoin and Glasser LLP, independent auditors, as stated in their report with respect thereto and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated balance sheet of UBP Canholdings Inc. as at December 31, 1994 and 1995 and the consolidated statements of operations and retained earnings and cash flows of UBP Canholdings Inc. for the periods then ended have been audited by BDO Dunwoody, chartered accountants, as stated in their reports with respect thereto and are incorporated by reference herein in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The balance sheet of UBP-Csepel Iron Foundry Kft. as of September 30, 1995 has been audited by Arthur Andersen & Co. Kft., independent auditors, as stated in their report with respect thereto and are incorporated by reference herein upon the reports of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


TABLE OF CONTENTS
                                                 PAGE

AVAILABLE INFORMATION..........................   2
DOCUMENTS INCORPORATED BY
   REFERENCE...................................   2
THE COMPANY....................................   3
RISK FACTORS...................................   6
USE OF PROCEEDS................................  12
SELLING STOCKHOLDERS...........................  12
PLAN OF DISTRIBUTION...........................  13
DESCRIPTION OF SECURITIES......................  15
LEGAL MATTERS..................................  17
EXPERTS........................................  18



                         223,500 SHARES OF COMMON STOCK






                              UNIVERSAL AUTOMOTIVE
                                INDUSTRIES, INC.







                                   PROSPECTUS



                                 July __, 1996

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby.


Registration Fee .......................................................            $  789.96
Blue Sky Fees and Expenses .............................................             1,000.00*
Accounting Fees and Expenses ...........................................             1,000.00*
Legal Fees and Expenses ................................................             5,000.00*
Nasdaq Stock Exchange fees for Qualification of Additional Securities ..             1,000.00
Miscellaneous ..........................................................             1,000.00
                                                                                     --------
Total ..................................................................            $9,789.96
                                                                                    =========


- ------------------------------
     (*) Estimated

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors, officers, employees, and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees, and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The Company's Certificate of Incorporation provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. The Company maintains directors and officers insurance covering its executive officers and directors.

     The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation limits the liability of the Company's directors and officers to the Company or its stockholders to the fullest extent permitted by the Delaware statute. The inclusion of this provision in the Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

ITEM 16.     EXHIBITS

EXHIBIT NO.
- -----------

5            Opinion of Shefsky Froelich & Devine Ltd. regarding legality.

23.1         Consent of Altschuler, Melvoin and Glasser LLP

23.2         Consent of BDO Dunwoody

23.3         Consent of Arthur Andersen & Co. Kft.

23.4 Consent of Shefsky Froelich & Devine Ltd. (included in Exhibit 5 above).


ITEM 17.     UNDERTAKINGS

(a)   The Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i)   To include any prospectus required by Section 10(a)(3) of the Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to the included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 29, 1996.

                                  UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.

                                  By: /s/ Arvin Scott
                                      ----------------------------------
                                      Arvin Scott, President and Chief
                                      Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arvin Scott and Dan Maeir, jointly and severally, his attorneys-in-fact, each with power of substitution for him in any and all capacities, to sign any future amendments to the Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated:


             Signature                              Title                          Date
- ------------------------------------  ----------------------------------  ----------------------

/s/ YEHUDA TZUR                       Chairman of the Board of Directors        July 29, 1996
- -----------------------------------
Yehuda Tzur

/s/ ARVIN SCOTT                       Chief Executive Officer, President,       July 29, 1996
- -----------------------------------   Acting Chief Financial Officer and
Arvin Scott                           Director (Principal Executive Officer,
                                      Principal Financial Officer and
                                      Principal Accounting Officer)


/s/ ARVIN SCOTT                       Director                                  July 29, 1996
- -----------------------------------
Arvin Scott

/s/ ERIC GOODMAN                      Director                                  July 29, 1996
- -----------------------------------
Eric Goodman

/s/ REUBEN GABAY                      Director                                  July 29, 1996
- -----------------------------------
Reuben Gabay

/s/ SAMI ISRAEL                       Director                                  July 29, 1996
- ----------------------------------
Sami Israel

/s/ SHELDON ROBINSON                  Director                                  July 29, 1996
- ----------------------------------
Sheldon Robinson

/s/ SOL WEINER                        Director                                  July 29, 1996
- ----------------------------------
Sol Weiner